Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-112182 of Powerwave Technologies, Inc. on Form S-4 of our report dated February 12, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for goodwill and other intangible assets during 2002), appearing in the Annual Report on Form 10-K of Powerwave Technologies, Inc. for the year ended December 28, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    DELOITTE & TOUCHE LLP

Costa Mesa, California

March 26, 2004